EX 99.28 (d)(8)(ii)

Amendment to Investment Sub-Advisory Agreement

Between Curian Capital, LLC, CenterSquare Investment Management, Inc., and

Curian Variable Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), CenterSquare Investment Management, Inc. (formerly, Urdang Securities Management, Inc.), a Pennsylvania business corporation and registered investment adviser (“Sub-Adviser”) and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, the Sub-Adviser and the Trust entered into an Investment Sub-Advisory Agreement dated as of April 29, 2013 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to a certain investment portfolio of the Trust (the “Fund”); and

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to amend the Fund’s name (“Fund Name Change”) as follows:

Fund Name Change (effective April 28, 2014)

Curian/Urdang International REIT Fund to
Curian/CenterSquare International REIT Fund

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1.    Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 28, 2014, attached hereto.

2.    Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 28, 2014, attached hereto.

3.    Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of March 31, 2014, effective as of April 28, 2014. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Capital, LLC		CenterSquare Investment Management, Inc.

By:	/s/ Michael A. Bell	By:	/s/ R. Joseph Law
Name:	Michael A. Bell	Name:	R. Joseph Law
Title:	President and Chief Executive Officer	Title:	Chief Financial and Chief Compliance Officer

Curian Variable Series Trust

By:	/s/ Angela R. Burke
Name:	Angela R. Burke
Title:	Assistant Secretary

Schedule A
Dated April 28, 2014
 (Funds)

Curian/CenterSquare International REIT Fund

A-1

Schedule B
Dated April 28, 2014
 (Compensation)

Curian/CenterSquare International REIT Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	0.50%
Over $100 Million	0.45%

* The sub-administrator calculates the sub-adviser fees monthly on the first or second business day after month end. The sub-adviser fees are paid monthly on approximately the 6th or 7th business day of the month.

B-1